Contact: Fred Drulard
                                                         Vice President, Finance
                                                         (315) 332-7100

         ULTRALIFE BATTERIES, INC. SAYS FOURTH QUARTER RESULTS WILL NOT
                           MEET COMPANY'S EXPECTATIONS

Newark, NY - June 11, 1998

Ultralife Batteries, Inc. (NASDAQ: ULBI) announced today that results for the Company's fourth quarter, which ends June 30, 1998, would not meet the Company's expectations, and that earnings would be lower than the $0.15 per share loss reported in the year-ago quarter. Ultralife expects to announce earnings for the fourth quarter and fiscal year ending June 30, 1998, in late August.

While demand for the Company's 9-volt lithium battery is at an all-time high, and the product will achieve record sales this fiscal year, manufacturing has not been able to ramp up to planned production rates as quickly as anticipated. As a result, the Company has incurred higher than anticipated production costs and fallen short of anticipated revenues for the quarter. However, the necessary corrective actions have been taken to accelerate production to the required levels and improve efficiencies.

The Company continues to make progress producing advanced rechargeable batteries on its new high-speed manufacturing line. However, the initial commercial production and sales anticipated during the current quarter are now expected early in fiscal 1999.

Ultralife Batteries, Inc. manufactures and markets a comprehensive line of high-performance lithium batteries. The Company's primary lithium batteries are used in a wide variety of consumer, industrial and military products. The Company's advanced rechargeable batteries are being commercialized for notebook computers, cellular telephones and many other portable electronic products. Key customers include Coleman, Eveready, First Alert, Fyrnetics, Mitsubishi Electronics America, Inc., Radio Shack and the national defense agencies of the United States and the United Kingdom.

This document contains forward-looking statements based on current expectations. Actual results could differ materially from those projected as a result of various risks and uncertainties, including continued acceptance of and demand for the Company's products and changes in customers' purchasing plans. A more detailed description of such uncertainties is contained in the Company's filings with the Securities and Exchange Commission, such as the Registration Statement on Form S-3 which was declared effective April 30, 1998.

Detailed information on Ultralife is available at the Company's World Wide Web site at HTTP://WWW.ULBI.COM


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